                                                                    Exhibit 99.3

                  LIMITED SUMMARY REAL ESTATE APPRAISAL REPORT
                       SELF-STORAGE FACILITY AND EXPANSION
                                STORAGE TOWN EAST
                                  99 MILL ROAD
                   RIVERHEAD, SUFFOLK COUNTY, NEW YORK 11901

                                 April 16, 1999


Provident Bank
1111 Superior Avenue
Cleveland, OH 44114-2522

                                 RE: Limited summary appraisal of an existing 20,625 net rentable square foot self-storage facility known as Storage Town East and a proposed 18,150 net rentable square foot expansion, located at 99 Mill Road, Riverhead, Suffolk County, New York


Gentlemen:

         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the market value of the above referenced property (the "Property") currently owned by James Stark. Liberty Self-Storage, Ltd. ("Liberty"), is presently considering purchasing the Property. Such appraisal reflects the estimated market value "As Is" of the fee simple interest in the Property as of March 5, 1999, additionally, value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized" are included in the Reconciliation of this report. The subject property consists of a 20,625 net rentable square foot self-storage facility. In addition, an 18,150 square foot expansion is proposed. The "As Complete - As Stabilized" value assumes completion of construction of the expansion and the lease up of the facility to market occupancy on or before July 1, 2000. This limited summary appraisal report is prepared in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Such agreement is attached as an exhibit to this report.

         Our valuation has been based in part upon information supplied to us by Liberty and Mr. Stark including, but not limited to: descriptions of the subject property, unit mix, site plans, statements of net operating income, proposed building or expansion plans and other supporting data. We have relied upon such information and have assumed that the information provided is accurate and complete. Our value estimate is based upon the assumption that the improvements will be constructed as per the specifications provided. We have not attempted to independently verify such information.

         We are advised that the purpose of this limited summary appraisal is to estimate the value of the Property "As Is" under present market conditions and prospective values "As Complete" and "As Complete, As Stabilized". Stanger understands that the valuation may be reviewed and utilized in connection with a proposed financing, and Stanger agrees to the use of this report for this purpose subject to the terms and conditions of the agreement related thereto dated April 16, 1999. However, the attached appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein.

         Our review was undertaken solely for the purpose of providing an opinion of market value and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total market value of the Property, "As Is", "As Complete" and "As Complete, As Stabilized." Neither Stanger nor the undersigned have any present or contemplated future interest in the Property or in Liberty Self-Stor.

         The appraisal is only an estimate of the market value of the Property "As Is" as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the Property. Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

         This valuation report provides our value conclusion with respect to the Property, definitions of value, and discussions of the valuation methodology employed, assumptions and limiting conditions. The attached exhibits are an integral part of this report.


                                   Sincerely,


                                   /s/ Cornelius J. Guiney
                                   Cornelius J. Guiney, MAI
                                   General Real Estate Appraiser
                                   New York State Certificate Number 46000015587




                                   /s/ Robert Gagliano
                                   Robert Gagliano
                                   Inspecting Appraiser

                       IDENTIFICATION OF SUBJECT PROPERTY
                       ----------------------------------

         The subject of this appraisal is the real property known as Storage Town East, a 20,625 net rentable square foot self-storage facility located at 99 Mill Road, Riverhead, Suffolk County, New York. As of the inspection date, the subject property was improved with a 183 unit, 20,625 net rentable square foot self-storage facility. Additions totaling 18,150 net rentable square feet are proposed for the subject. This assignment is to value the subject "As Is" and prospective values "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized".


                              PURPOSE OF APPRAISAL
                              --------------------

         The purpose of this appraisal is to estimate the market value of the fee simple interest in the Property "As Is" under market conditions as of March 5, 1999. The "As Complete" value is a prospective value as of the date of the completion of the proposed additions, which is estimated by Liberty management to be July 1, 1999. The "As Complete, As Stabilized" value assumes completion of construction and lease up of the facility to market occupancy on or before July 1, 2000.

         Pursuant to the terms of our engagement, the property valuation was performed using a limited summary format and should not be construed as a self contained report. Summary appraisal reports are generally limited in scope and constitute an informed assessment of a property's value. Effective July 1, 1994, the Appraisal Standards Board revised the Departure Provision of the Uniform Standards of Professional Appraisal Practice to permit three levels of written reports, known as self-contained, summary and restricted appraisal reports. These changes have been adopted to minimize the cost for banks and borrowers.

         At the request of the client, therefore, the appraisal and some of the information contained in the report is summarized. Precautions have been taken, however, to insure that the report is not so limited as to mislead or confuse the reader.


                              FUNCTION OF APPRAISAL
                              ---------------------

         The function of this appraisal is to provide a current estimate of market value "As Is" of the fee simple interest in the Property for use by Liberty in connection with a proposed purchase and financing of the Property. Additionally, estimates of two prospective values, "As Complete" and "As Complete, As Stabilized" are included in the Reconciliation (Exhibit L) of this report.


                               SCOPE OF APPRAISAL
                               ------------------

         This limited summary appraisal report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute and in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Pursuant to that agreement, Stanger has relied upon the Income Approach, Sales Comparison Approach and Cost Approach to value the subject property.

         In estimating the value of a property, appraisers typically consider three approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimate by the Cost Approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The Market Data or Sales Comparison Approach involves a comparative analysis of the subject property with similar properties that have sold recently or that are currently offered for sale in the market. The Income Approach involves an economic analysis of the property based on its potential to provide future net annual income.

         The property valuation was performed using the Income Approach, Sales Comparison Approach and Cost Approach. Since the primary buyer group for the type of property appraised herein is investors, the Income Approach and Sales Comparison Approach were considered the primary valuation methodologies. Further, given the primary criteria used by buyers of the type of property appraised herein, the Cost Approach was considered less reliable than either of the Income Approach or Sales Comparison Approach.

         Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

         Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property, nor is the Appraiser qualified to detect such hazardous substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.


                                DATE OF VALUATION
                                -----------------

         The date of valuation for the Property is March 5, 1999.

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                             MARKET VALUE DEFINITION
                             -----------------------

         Market value shall mean, as used in this report and defined by the Appraisal Standards Board:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.       buyer and seller are typically motivated;

b. both parties are well informed or well advised, and acting in what they consider their own best interest;

c.       a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: Uniform Standards of Professional Appraisal Practice, Appraisal Standards Board.)

         The property rights appraised in this report consist of a fee simple interest. Due to the short-term month-to-month tenancies in a self storage facility, a fee simple interest was deemed appropriate. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate subject only to the limitations of eminent domain, escheat, police power and taxation.

         This appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer and water lines and the buildings. This appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist. This appraisal pertains only to those items which are considered real estate.

                          HIGHEST AND BEST USE ANALYSIS
                          -----------------------------

         The term "highest and best use," as used in this report, is defined as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value."

         (Source: Appraisal Institute, The Appraisal of Real Estate, Eleventh Edition).

         The four criteria that highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum productivity.

         A full land use feasibility study was not performed. The highest and best use conclusions are based on general observations in the market, land use patterns, and prevailing economic conditions.


HIGHEST AND BEST USE "AS IF VACANT"
-----------------------------------

         Physically Possible: The pertinent physical factors affecting the highest and best use of the subject site fall under two categories: site characteristics and location characteristics. Site characteristics include size, dimensions, topography, soil conditions and the availability of adequate utilities. Location factors include access to transportation, availability of labor and materials, proximity to markets, the impact of the surrounding neighborhood and conditions of the market within which the property will operate. The subject site is located on the west side of Mill Road, between Main Road (Route 25) and Old Country Road, two major commercial thoroughfares. Mill Road is a secondary street that is developed with several light industrial uses, small single family dwellings and a mobile home park. Main Road is the primary commercial artery from the end of the Long Island Expressway to Riverhead, the Suffolk County seat and Long Island's "North Fork". Old Country Road is rapidly developing as a commercial center, as the Tanger Outlet Mall has created heavy retail traffic in the area, which has attracted major retailers, such as Office Max and Home Depot, which recently broke ground on a large site on the northeast corner of Old Country Road and Mill Road, about 1/2 mile north of the subject. The subject site has adequate area (3.045 acres based upon the site plan provided), shape and dimensions to accommodate a number of uses.

         Legally Permissible: Legal factors influencing the highest and best use of the subject site are primarily related to governmental restrictions in the form of zoning regulations. The subject site is zoned Industrial "A". The permitted uses under this classification include agricultural, light industrial, building trade shops, cold storage, greenhouses and nurseries, auto, trailer and boat sales and rentals, offices, appliance repair, restaurants, trucking stations, vehicle repair and warehouse. "Special Permit" uses include airports, sports arenas, motels, wholesale businesses, dog and horse training, taverns, outdoor theaters, driving ranges, lumberyards and body and fender shops. As such, the Property's zoning permits a large variety of uses.

         Financially Feasible: Although numerous uses may be physically possible and legally permissible, the character of the subject's immediate environment favors some form of commercial development. The subject neighborhood is bounded by the Calverton Naval Weapons Industrial Reserve Plant to the west, the Long Island Sound to the north, the Town of Southold to the east and the Peconic Hills County Park and the Hampton Hills Golf and Country Club to the south. The subject neighborhood is still relatively sparsely developed and includes a large amount of farmland. The balance of the development is primarily single family residential with commercial development along Route 25 and Old Country Road. In the immediate vicinity of the subject property are single-family residences and a mobile home park to the north and east, a building supply center to the east and light industrial uses to the south. A new postal distribution center is under construction on the northwest corner of Main Road and Mill Road. The subject site is not visible from either Main Road or Old Country Road, but is located on a convenient access road between the two, and the traffic is generally steady past the subject. As such, based on the subject's location and development in the area, financially feasible uses would include warehouse (including self-storage), lumberyard, nursery, building trade shop or auto or equipment repair.

         Maximally Productive: The final determination in the highest and best use analysis as if vacant is the maximally productive use of the site. The site has an Industrial "A", light industrial zoning designation that permits a variety of agricultural, light industrial and commercial uses. Additionally, the subject parcel is located in a neighborhood that is predominantly improved with light industrial and small single-family residential and mobile home park uses, but is located near a fast-growing commercial area. The neighborhood is considered to be growing. As such, warehouse (including self-storage), lumberyard, nursery, building trade shop or auto or equipment repair would be maximally productive.

         In our opinion, as if vacant, the highest and best use of the site would be warehouse (including self-storage), lumberyard, nursery, building trade shop or auto or equipment repair.

HIGHEST AND BEST USE "AS IMPROVED"
----------------------------------

         The subject site is improved with a 20,625 net rentable square foot self-storage facility which was determined to be a permitted use in the Industrial "A" zone. Its design is compatible with the surrounding improvements and land use pattern. The subject facility is currently approximately 92% occupied. Competing self-storage facilities in the area have reported current occupancy levels ranging from 85% to 95%. Given the subject property's occupancy and reflecting its good location, the building improvements significantly add to the property value as a whole. No other use would warrant removing the existing improvements and bring a higher return to the land and compensate for their removal.

         Based on these factors, the existing improvements are recognized as the highest and best use of the site as improved.

                              VALUATION METHODOLOGY
                              ---------------------

         Pursuant to the appraisal requirements of Provident Bank, Stanger has estimated the value of the fee simple interest in the Property based on the Income Approach, Sales Comparison Approach and the Cost Approach to valuation.

         The Income Approach is based on the assumption that the value of a property is dependent upon the Property's ability to produce income. In the Income Approach, a direct capitalization analysis and a discounted cash flow ("DCF") analysis are used to determine the "As Is" value of the fee simple interest in the Property. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the Property.

         The direct capitalization analysis is based upon the net operating income of the Property capitalized at an appropriate capitalization rate based upon property characteristics and competitive position and market conditions at the date of the appraisal.

         In applying the DCF analysis, pro forma statements of operations for the Property including revenues and expenses were analyzed and projected over a ten-year period. The Property is assumed to be sold at the end of the ten-year holding period. The reversion value of the Property which can be realized upon sale at the end of the ten-year holding period is calculated based on capitalization of the estimated net operating income of the Property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the Property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF analysis is based upon estimated target rates of return for buyers of self-storage properties.

         The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject Property. Two units of comparison typically analyzed for self-storage facilities, price per square foot and capitalization rate, were utilized in applying the Sales Comparison Approach to the subject Property.

         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay.

         The following describes more fully the steps involved in the valuation of the subject Property.

SITE INSPECTIONS & DATA GATHERING
---------------------------------

         In conducting the property valuation, representatives of Stanger performed a site inspection of the Property on March 5, 1999. In the course of this site visit, the physical facilities of the

Property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the on-site manager was interviewed concerning the Property and other factors. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and national markets.

         In conducting the property valuation, Stanger also interviewed James Stark and Liberty management personnel to obtain information relating to the condition of the Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the Property improvements.

         In addition, Stanger reviewed the acquisition criteria and parameters used by self-storage real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria and direct interviews with sources deemed appropriate (major national investors, owners, managers, brokers and appraisers of self-storage properties) to investigate such factors as required rates of return, initial capitalization rate requirements, and property type and geographical preferences. Stanger also compiled data on actual transactions involving self-storage properties from which acquisition criteria and parameters were extracted.

EFFECTIVE GROSS INCOME ANALYSIS
-------------------------------

         During the course of the site inspection, competing properties were identified and data on local market rental rates and occupancy were obtained. Such data was compared to available published regional or national averages for self-storage properties and the Property's posted rental rates and occupancy reports. The Property's recent historical effective gross income was also reviewed. After assessing the above factors, an effective gross income estimate was prepared based upon the unit configuration, market rental rates, market occupancy rate and other income estimates.

EXPENSE ANALYSIS
----------------

         Historical data provided to Stanger on expenses was reviewed and property tax assessments were confirmed with local municipalities. Expenses were estimated based upon this review, available published regional or national averages and expenses observed at more than 200 self-storage properties reviewed by Robert A. Stanger & Co., Inc.

SALES COMPARISON ANALYSIS
-------------------------

         Based upon actual and proposed sales transactions identified in the Property's region and throughout the United States, indices of value for the Property were derived considering the Property's age, location and other factors. The indices of value included price per square foot and capitalization rate. The indices of value were applied to the Property to estimate value in accordance with the Sales Comparison Approach. Price per square foot as estimated by reference to comparable sales transactions was multiplied by the rentable square footage of the Property to derive an estimate of value. Net operating income was capitalized at a capitalization rate estimated in accordance with comparable sales transaction data.

INCOME APPROACH ANALYSIS
------------------------

Direct Capitalization Analysis
------------------------------

         Based upon net operating income, estimated in accordance with the analyses of effective gross income and expenses, and capitalization rates determined in accordance with surveys of buyers of self-storage properties (as confirmed by a review of comparable sales transactions) an estimate of value was derived.

Discounted Cash Flow Analysis
-----------------------------

         A ten year projection of net operating income was prepared based upon net operating income estimated in accordance with the analysis of effective gross income and expenses and escalation factors deemed appropriate for the subject Property. The value of the Property at the end of the ten-year holding period (the "reversion value") was based upon the capitalization of net operating income in the eleventh year at a capitalization rate deemed appropriate for the subject Property based upon its age and other market factors. The reversion value was reduced for estimated selling expenses. The estimated net cash flows from the Property for the ten-year period (including the reversion value net of selling expenses) were discounted to present value at a discount rate deemed appropriate for the subject Property based upon national surveys of target rates of return for buyers of industrial properties, adjusted for the incremental risk associated with self-storage properties.

COST APPROACH ANALYSIS
----------------------

         The estimated value of the property under the Cost Approach was based upon the construction cost per square foot for comparable self-storage facilities as estimated and adjusted by reference to the Marshall & Swift Valuation Service, construction cost data provided by Liberty, construction cost data on comparable self-storage projects compiled by Robert A. Stanger & Co., Inc., the value of land as estimated by reference to comparable land sales transactions, the costs associated with the lease-up of a newly constructed project plus an estimated developer's profit. Such analysis is more fully described in Exhibit K to this report.

RECONCILIATION AND FINAL VALUE ESTIMATE
---------------------------------------

         The estimated value in accordance with the Cost Approach and Sales Comparison Approach was reconciled with the estimated values in accordance with the Income Approach (direct capitalization and discounted cash flow analyses).

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value.

         Details of the estimates of the "As Complete, As Stabilized" and "As Complete" values are located in Exhibit L of this report.

                           PROPERTY VALUE CONCLUSIONS
                           --------------------------

         Based upon the review as described above and detailed in the attached exhibits, it is our opinion that the market value "AS IS" of the fee simple interest in the Property, as of March 5, 1999 was:

               ONE MILLION, FIVE HUNDRED, TWENTY THOUSAND DOLLARS
               --------------------------------------------------

                                   $1,520,000
                                   ----------


         The subject property is presently improved with a 20,625 net rentable square foot self-storage facility and is undergoing a 18,150 net rentable square foot expansion. The following value estimates consider the value of the subject after these additions are complete:

         As of July 1, 2000, the "AS COMPLETE, AS STABILIZED" value is estimated to be:

               TWO MILLION, SEVEN HUNDRED, NINETY THOUSAND DOLLARS
               ---------------------------------------------------

                                   $2,790,000
                                   ----------


         As of July 1, 1999, (the anticipated date of the completion of the construction of the additions) the "AS COMPLETE" value, is estimated to be:

               TWO MILLION, SEVEN HUNDRED, FORTY THOUSAND DOLLARS
               --------------------------------------------------

                                   $2,740,000
                                   ----------

                                 MARKETING TIME
                                 --------------

         The requirements and guidelines of the Uniform Standards of Professional Appraisal Practice (USPAP), Federal National Mortgage Association (Fannie Mae), Federal Deposit Insurance Corporation (FDIC), Veterans Administration (VA) and the Farm Home Administration (FHA) require the appraiser to estimate a reasonable marketing period for the subject property.

         Marketing Time (or Marketing Period) is defined as the time it takes an interest in real property to sell on the open market subsequent to the date of an appraisal.

         Reasonable marketing time is an estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by current market conditions.

(Source: THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition)


ESTIMATED MARKETING TIME
------------------------

         The subject marketing time is estimated to be six months to one year.

This estimate assumes:

1. that the subject property is listed with a competent broker experienced with similar type properties;
2. that the subject is offered for sale at no more than 110% of the appraised value;
3. that mortgage money is available at the time of the listing at competitive market interest rates; and
4. that there is not an oversupply of similar properties offered on the market at reduced or discounted prices.

                       ASSUMPTIONS AND LIMITING CONDITIONS
                       -----------------------------------


         This appraisal report is subject to the assumptions and limiting conditions as set forth below.

1. No responsibility is assumed for matters of a legal nature affecting the Property or the title thereto. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated.

2. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property's subsoil or structure that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the Property in question, unless arrangements have been previously made therefore.

4. The information contained in the Appraisal or upon which the Appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the Property or their representatives. Neither the Appraiser nor Stanger shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Appraisal and the opinion of value stated therein are as of the date stated in the Appraisal. Changes since that date in market factors can significantly affect property value.

5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the property's values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, the mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news, sales or other media, without the written consent and approval of the Appraiser.

                 -----------------------------------------------

7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other representative of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the property.

9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser and Stanger make no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

10. The Appraisal represents a normal consideration for the Property sold unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property. The Appraiser is not qualified to detect such hazardous substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

12. For purposes of this report, it is assumed that the Property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act
(ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

                 -----------------------------------------------

13. The property valuation reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration.

14. The appraisal is solely for the purpose of providing our opinion of the value of the Property, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

15. At the request of the client the Appraiser has used a limited summary format and invokes the Departure Provision of the Uniform Standard of Professional Appraisal Practice. As such, information pertinent to the valuation may not have been included in this report.

                           CERTIFICATION OF APPRAISAL
                           --------------------------

The undersigned hereby certifies that to the best of his knowledge and belief:

1.  The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

3. We have no present or prospective interest in the Property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, this appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

5. Our analyses, opinions and conclusions were developed, and this report has been prepared using a limited summary report format, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the Code of Professional Ethics of the Appraisal Institute.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. Pursuant to the terms of our engagement, a site inspection of the Property has been performed by representatives of Robert A. Stanger & Co., Inc. Cornelius J. Guiney, MAI, has not made a personal inspection of the Property. However, Mr. Guiney has reviewed all pertinent data and information contained in this report.

8. In addition to the undersigned, Robert Gagliano and Keith Allaire made contributions to the preparation of the analysis, conclusions and opinions contained in this appraisal report.

9. The Appraisal Institute conducts a program of continuing education for its designated members. MAI's who meet the minimum standards of this program are awarded periodic educational certification. Cornelius J. Guiney, MAI, is currently certified under this program.

/s/ Cornelius J. Guiney                              /s/ Robert Gagliano
-------------------------------                      ---------------------------
Cornelius J. Guiney, MAI                             Robert Gagliano
General Real Estate Appraiser                        Inspecting Appraiser
New York State Certificate Number 46000015587

                           QUALIFICATIONS OF APPRAISER
                           ---------------------------


Robert A. Stanger & Co., Inc.
-----------------------------

         Robert A. Stanger & Co., Inc. ("Stanger") provides specialized consulting and valuation services for real estate assets and investment portfolios owned by individuals or institutions. These services relate principally to real estate portfolio valuations, single property appraisals, and the valuation of general partner or limited partner interests.

         Stanger has valued over $12 billion of real estate assets and currently provides confirming opinions or appraisals annually on over $2 billion of properties. Properties reviewed are located throughout the United States and include shopping centers, residential properties, office buildings, hotels, net leased warehouse/industrial properties, free standing retail properties, self-storage facilities and land.

         Stanger maintains a wide range of industry contacts and an extensive database of asset performance information, industry publications, and information on real estate markets.


Cornelius J. Guiney, MAI
------------------------

         Mr. Guiney began his real estate career in 1968. Since that time he has achieved the esteemed designation of Member of the Appraisal Institute and has valued more than $5 billion of real estate for the purpose of sales, mergers, acquisitions, reorganizations, financings, investor reporting, and tax related matters. Mr. Guiney has been involved in the appraisal of commercial, industrial and residential properties and portfolios including: self-storage facilities, shopping centers; multi-family apartment projects; industrial net lease warehouse and manufacturing facilities; office buildings; hotels; free-standing retail properties; nursing homes, land and other special use facilities.

         Mr. Guiney has qualified as an expert before various courts and administrative bodies including: Tax Court of the State of New Jersey; Superior Courts of Monmouth, Warren, Morris and Bergen Counties, New Jersey; Monmouth County Tax Board and various municipal committees and authorities.

         Mr. Guiney is the founder and former president of the Monmouth County Chapter of Independent Fee Appraisers.

                                INDEX TO EXHIBITS
                                -----------------




A.    Property Description, Photographs, Maps

B.    Market Area Overview

C.    Demographic Report

D.    Real Estate Taxes and Zoning

E.    Market Rental Rate and Effective Gross Income Calculation

F.    Expense Analysis

G.    Net Operating Income Calculation

H.    Surveys of Buyers of Self-Storage Properties and Sales Comparable Analysis

I.    Direct Capitalization Analysis

J.    Discounted Cash Flow Analysis

K.    Cost Analysis

L.    Valuation Reconciliation and Conclusion
      Determination of "As Complete, As
      Stabilized" and "As Complete" Values

                                                                       EXHIBIT A
                                                                       ---------

                              PROPERTY DESCRIPTION
                              --------------------


PROPERTY NAME:                      Storage Town East

PROPERTY ADDRESS:                   99 Mill Road
                                    Riverhead, Suffolk County, New York 11901

EXISTING IMPROVEMENTS:

         Rentable Square Feet:      20,625
                                    There is presently a barn on the subject property that is planned for demolition and is not included in the value estimate

         Units:                     183

         Land Size:                 3.045 Acres (based a site plan provided by
                                    Liberty Self-Stor)

         Foundation:                Poured Concrete Slab

         Exterior Walls:            Storage Buildings, Metal.
                                    Office, Wood Frame.

         Partitions:                Metal.

         Roof:                      Corrugated Metal.

         Number of Floors:          One.

         Parking Lot:               Asphalt paving

         Climate Control:           None.

         Year Built:                1985-1986

         Condition:                 The overall condition of the existing
                                    improvements is good.

                                                                       EXHIBIT A
                                                                       ---------

                        PROPERTY DESCRIPTION (CONTINUED)
                        --------------------------------

PROPOSED IMPROVEMENT

         Rentable Square Feet:      18,150

         Units:                     160

         Foundation:                Poured Concrete Slab

         Exterior Walls:            Metal.

         Partitions:                Metal.

         Roof:                      Corrugated Metal.

         Number of Floors:          One.

         Climate Control:           None.

         Year Built:                Expected Completion July 1, 1999

         Condition:                 New.

SECURITY:

         Managers Office:           Yes.

         Managers Apartment:        No.

         Perimeter Fencing/Walls:   Chain link fencing

         Controlled Access Gate:    No.

         Video Monitors:            No.

ON-SITE MANAGER:                    Patty Seamon (516)369-0755

OWNERSHIP HISTORY:                  Liberty Self-Stor has reportedly issued a
                                    letter of intent to purchase the subject property for $900,000. There have been no other transfers of the subject property in the past three years.

                                                                       EXHIBIT A
                                                                       ---------
                     UNIT CONFIGURATION
                     ------------------
                           "AS IS"
                           -------

                            UNIT         NUMBER
         DIMENSIONS         SIZE        OF UNITS    TOTAL S.F.
==============================================================
       5    x      5         25             7             175
       5    x     10         50            60           3,000
      10    x     10        100            32           3,200
      10    x     15        150            51           7,650
      10    x     20        200            33           6,600
                                          ---          ------
                                          183          20,625

                                                                       EXHIBIT A
                                                                       ---------


                              PROPERTY PHOTOGRAPHS
                              --------------------

                                                                       EXHIBIT A


                                  PROPERTY MAPS
                                  -------------

                                                                       EXHIBIT B
                                                                       ---------


                              MARKET AREA OVERVIEW
                              --------------------


PROPERTY NAME:             Storage Town East

ADDRESS:                   99 Mill Road
                           Riverhead, New York 11901

COUNTY:                    Suffolk

NEIGHBORHOOD:

         The Property is located in Suffolk County, one of the two counties on Long Island and the easternmost county on Long Island. In 1997, Suffolk County's population was approximately 1,360,000, and the population is expected to grow roughly 1.9% by 2002. Nassau-Suffolk is one of the largest metropolitan areas in the United States, as well as one of the wealthiest.

         The subject property is located in one of the easternmost areas on Long Island, just west of Long Island's "forks". The "North Fork", made up substantially of the Town of Southold, which encompasses the communities of Greenport, Southold, Cutchogue, and Mattituck. The "South Fork" consists of the Hamptons and Montauk. Access to eastern long Island is primarily from the Long Island Expressway, although there are several small airports in the area and the Long Island Railroad runs to the end of both of the North and South Forks.

         The subject is located in Riverhead, the Suffolk County seat, east of the end of the Long Island Expressway and west of downtown Riverhead. The subject neighborhood is bounded by the Calverton Naval Weapons Industrial Reserve Plant to the west, the Long Island Sound to the north, the Town of Southold to the east and the Peconic Hills County Park and the Hampton Hills Golf and Country Club to the south.

         Access to the subject is via Main Road (Route 25) and Old Country Road, which are the two main east-west arteries in the area. Main Road is the primary road to the North Fork. Old Country Road, north of the subject, is the site of extensive and rapid commercial development, as the Tanger Outlet Mall has created heavy retail traffic and has acted as a magnet for additional large retail development, including a new Office Max Plaza and a large shopping center to be anchored by Home Depot currently under construction north of the subject on the corner of Old Country Road and Mill Road.

         Mill Road is a convenient access point between Main Road and Old Country Road, and the surrounding development consists of small single family residences, a mobile home park, a building supply complex, and other smaller light industrial uses.

                                                                       EXHIBIT B
                                                                       ---------


                        MARKET AREA OVERVIEW (CONTINUED)
                        --------------------------------


SELF-STORAGE MARKET:

         The self-storage market in the subject area is very limited. In fact, the subject has only one competitor in a five mile radius.

         There are approximately 21,712 people living withing a five mile radius of the subject. The subject is 20,625 square feet in size and the competitor within this radius, Peconic Mini Storage, is estimated to be 40,000 square feet in size, for a total of 60,625 square feet in the market area. This indicates that there is a saturation level of 2.79 square feet of self-storage space per capita in this radius. This saturation level compares favorably to the U.S. average of 3.95 square feet per capita.

         One new facility is being proposed near the subject. The proposed property will be located east of the subject in Southold and is planned to be 34,200 square feet in size and two stories in height. However, the developer of the new site lost Southold Self Storage in foreclosure to Liberty Self-Stor in June 1998, and his ability to get financing is uncertain. Second, there is a building moratorium until June 9, 1999. Finally, the project is meeting a large amount of local resistance, due to the two story configuration and a proposed partially below-grade first floor, which would require substantial excavation. Whether or not this facility will get approval is uncertain.

         Overall, the neighborhood and the self-storage market is growing, and growth is expected to continue in the next several years.

         In order to assess the business prospects for the subject property, we obtained a demographic analysis of the immediately surrounding area of the Property from CACI, a copy of which is included as Exhibit C to this report. The demographic analysis of the immediate area is summarized in market areas at three levels: one-mile radius of the subject; three-mile radius of the subject and five-mile radius of the subject. Based upon discussions with owners and buyers of self-storage properties, these defined market areas represent the primary tenant prospects for the subject property. Selected demographic data is summarized as follows:

                                                                       EXHIBIT B
                                                                       ---------


                        MARKET AREA OVERVIEW (CONTINUED)
                        --------------------------------

                              1 MILE         3 MILE         5 MILE
                              ------         ------         ------
POPULATION: (1)

2003 Projected                3,299          14,492         21,982

1998 Estimated                3,288          14,338         21,712

1990                          3,439          14,439         21,721

% Change 1990-1998             -4.4%           -0.7%           0.0%

% Change 1998-2003              0.3%            1.1%           1.2%

HOUSEHOLDS: (1)

2003 Projected                1,156           5,678          8,498

1998 Estimated                1,141           5,557          8,305

1990                          1,149           5,452          8,120

% Change 1990-1998             -0.7%            1.9%           2.3%

% Change 1998-2003              1.3%            2.2%           2.3%

1990 HOUSING UNITS: (1)

% Owner Occupied:              77.1%           72.1%          75.0%

% Renter Occupied:             22.9%           27.9%          25.0%

(1) Source: CACI 1998 (Exhibit C).

         The above data indicates that the local market is generally stable within all search areas in both population and households. The above demographics should have a neutral overall influence on the performance of the Property.

                                                                       EXHIBIT C
                                                                       ---------


                               DEMOGRAPHIC REPORT
                               ------------------

                                                                       EXHIBIT D
                                                                       ---------


                      CURRENT REAL ESTATE TAXES AND ZONING
                      ------------------------------------


TAXES:            Assessed Value:       $205,000 (a)

                  Equalization Ratio:      30.87%

                  Real Estate Taxes:    $ 19,852

                  Date of Assessment:       1998


ZONING:           Industrial "A"


(a) Based on the current assessment and equalization ratio, the fair market value is estimated to be $664,075.

                                                                       EXHIBIT E
                                                                       ---------

           MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
           ----------------------------------------------------------
                                     "AS IS"
                                     -------


                                     Comparable 1           Comparable 2           Comparable 3              Comparable 4
                                     ------------           ------------           ------------              ------------
===================================================================================================================================
NAME OF PROPERTY                     PECONIC MINI           QUICK STORAGE          EAST MORICHES             STORAGE USA
Ranking                                Superior                Inferior               Similar                 Superior

OCCUPANCY RATE                          I/N/A                    95%                     94%                     85%


                         UNIT          PER                     PER                      PER                     PER
    UNIT TYPE         SIZE (S.F.)      MO.        PSF          MO.        PSF           MO.        PSF          MO.         PSF
    ---------         -----------      ---        ---          ---        ---           ---        ---          ---         ---
  5    x      5            25          $50       $2.00         $40       $1.60          $40       $1.60         $47        $1.88
  5    x     10            50           80        1.60          55        1.10           60        1.20          83         1.66
 10    x     10           100          110        1.10          95        0.95          105        1.05         119         1.19
 10    x     15           150                                  125        0.83          150        1.00         167         1.11
 10    x     20           200          280        1.40         150        0.75          190        0.95         193         0.97




















==========================================================




                     -- SUBJECT --
==========================================================
QUOTED
RATE/MO.        USE        PSF         UNITS         TOTAL
--------        ---        ---         -----         -----
    $45         $45       $1.80           7           $315
     65          65        1.30          60          3,900
    110         110        1.10          32          3,520
    150         150        1.00          51          7,650
    185         185        0.93          33          6,105
                                         --          -----
                                        183         21,490
                                        ===           x 12
                                                      ----
        GROSS POTENTIAL RENT                       257,880

            VACANCY                     10%        (25,788)
                                                   --------

        EFFECTIVE GROSS RENT                       232,092

        OTHER INCOME                     2%          4,642
                                                     -----

        EFFECTIVE GROSS INCOME                     236,734
                                                   -------

                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------

COMPETITORS DESCRIPTION:
------------------------

--------------------------------------------------------------------------------
                                                                     DISTANCE
                                                      PHYSICAL         FROM
         NAME/ADDRESS                  UNITS         OCCUPANCY        SUBJECT
         ------------                  -----         ---------       --------
--------------------------------------------------------------------------------
  1.  Peconic Mini Storage              400+           I/N/A         2 miles SE
      345 Flanders Road (Route 24)
      Riverhead, NY

  2.  Quick Storage of Quogue           180             95%          8 miles SE
      2 Old Country Road
      Quogue, NY

  3.  East Moriches Self Storage        160             94%          9 miles S
      130 Montauk Highway
      East Moriches, NY

  4.  Storage USA                       700+            85%          10 miles W
      14 Francis Mooney Drive
      Ridge, NY
--------------------------------------------------------------------------------

RATING/COMMENTS
---------------

Rent Comparable 1. Peconic Mini Storage is located south and east of the subject on Flanders Road (Route 24), just south of downtown Riverhead. This facility is generally newer and is in slightly better condition than the subject. Although the neighborhood is generally inferior, the location is more visible than the subject. The Competitor is considered overall superior.

Rent Comparable 2. Quick Storage of Quogue consists of three sites with a total of approximately 180 units. The properties are similar in condition and quality to the subject, and the location, in a quiet industrial neighborhood, is inferior to the subject. The competitor is considered inferior overall.

Rent Comparable 3. 160 units in size, East Moriches Self-Storage is located south of the subject behind a relatively new retail strip center. The facility's office is the end unit in the center. The property is similar in condition and quality to the subject. Although a highway location is considered superior, the competitor's visibility is poor. Overall, the competitor is similar to the subject.

Rent Comparable 4. Formerly Island Self Storage, this Storage USA site on Francis Mooney Drive (a frontage road off of Route 25, west of the subject) consists of 700+ units. The facility is located

                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------

at the intersection of Route 25 and William Floyd Parkway, which is a major north-south highway in the area, providing access south to the Long Island Expressway and Route 27 (Montauk Highway). The site has very good visibility, although the access off of Route 25 is less than ideal. The facility offers climate controlled units and is considered overall superior to the subject. The occupancy is reported by the manager to be 85%, lower than the other competitors. However, the rates at this facility are the highest in the market and occupancy appears to be lower due to the high rates.

OCCUPANCY:
----------

         The subject property had a reported physical occupancy of 92% as of the date of the site inspection and the current owner indicated that the average occupancy is approximately 90%. Competing property managers reported physical occupancy rates ranging from 85% to 95%, and averaging 91%. The estimate of Effective Gross Income is based upon an physical occupancy of 92% consistent with recent historical results. The occupancy is decreased by an additional 200 basis points to account for credit and collection losses, concessions and free units. Therefore, the overall economic vacancy is estimated to be 90%.

OTHER INCOME:
-------------

         The estimate of Effective Gross Income includes Other Income equal to 2% of Effective Gross Rent. There is no historical data on other income at the subject, but 2% of EGI represents $4,642 annually, which is appears reasonable for the collection of application fees, late fees, lien fees and retail sales of locks and boxes.

                                                                       EXHIBIT F
                                                                       ---------

                                EXPENSE ANALYSIS
                                ----------------
                                    "AS IS"
                                    -------

                                                           PROJECTED
                           1995       1996       1997      FIRST YEAR
---------------------------------------------------------------------
Payroll & Benefits       $     0    $     0    $     0    $34,944 (A)

Management Fees                0          0          0     11,837 (B)

Advertising                4,147      4,956      4,533      2,328 (C)

Office Expense            18,425     18,345     15,317      2,100 (D)

Utilities                  3,894      3,925      4,012      6,200 (E)

Repairs & Maintenance     10,994     10,887     10,069      4,100 (F)

Insurance                  2,500      2,500      2,500      1,900 (G)

Miscellaneous              2,777      2,753      2,790      2,100 (H)

Real Estate Taxes         16,802     16,844     19,624     26,787 (I)
                                               -------    -------

Total Expenses           $59,539    $60,210    $58,845    $92,296 (J)
                         -------    -------    -------    -------

                                                                       EXHIBIT F
                                                                       ---------

                          EXPENSE ANALYSIS (CONTINUED)
                          ----------------------------


Footnotes:
----------

(A) Payroll and benefits were estimated at $10 per hour for a full-time manager at 40 hours per week and $8 per hour for a full-time assistant manager at twenty hours per week plus benefits at 20%.

(B) Management fees were based upon 5% of effective gross income, consistent with industry practice.

(C) Advertising cost was based upon the projected cost of Yellow Pages advertisement for the area (projected at approximately $194 per month).

(D) Office expense was based upon an estimated charge equal to 10(cent) per rentable square foot, consistent With expenditures at comparable facilities. The prior year's expense included payroll for three part-time employees ranging from $10.00 to $7.00 per hour. Two employees work 12 hours per week and one works six hours per week. These employees have no benefits. The remainder of the historical expense is miscellaneous office supplies and telephone.

(E) Utilities expense were estimated at approximately 30(cent) per square foot of storage space. Such amount is consistent with expenditures incurred at comparable facilities.

(F) Repairs and maintenance expenses were estimated at 20(cent) per rentable square foot consistent with expenditures incurred at comparable facilities. The historical expense includes approximately $4,000 per year for the salary of a part-time handy man who does all of the basic repairs, maintenance, cleaning and landscaping at the subject site. A neighbor is also paid roughly $1,300 per year to open and close the gate to the facility daily. The balance of the historical expense is maintenance supplies.

(G)      Insurance expense was based on a projection provided by Liberty.

(H) Miscellaneous expenses were based upon 10(cent) per rentable square foot consistent with expenditureS AT comparable facilities. The historical expense includes professional (accounting) fees.

(I) Taxes were re-set based upon an effective tax rate of $2.9894 per $100 of assessed value and an assessment of $900,000, which is the proposed purchase price of the facility. Taxes, therefore, conservatively assume an immediate reset of the tax to the sale price, resulting in an increase versus 1998 in excess of 35%.

                                                                       EXHIBIT F
                                                                       ---------

                          EXPENSE ANALYSIS (CONTINUED)
                          ----------------------------

(J) We further observe that total expenses approximate 39% of revenues. Self-storage properties with stabilized occupancy typically have expense ratios of 30% to 40%. The subject is at the high end of the range due primarily to its small size and the tax re-set.

                                                                       EXHIBIT G
                                                                       ---------

                        NET OPERATING INCOME CALCULATION
                        --------------------------------
                                     "AS IS"
                                     -------

         The following summarizes annualized net operating income for the years 1995, 1996 and 1997 and the Appraiser's estimate of the first year's operating income and expenses.


                                                                   PROJECTED
                                1995         1996          1997    FIRST YEAR
                                ----         ----          ----    ----------
INCOME:
-------

Gross Potential Income                                              $ 257,880

Vacancy & Credit Loss                                                 (25,788)
                                                                    ---------
Gross Rent                                                            232,092

Other Income                                                            4,642
                                                                    ---------
EFFECTIVE GROSS INCOME        157,769       170,725      171,647      236,734

EXPENSES:
---------

 Payroll and Benefits               0             0            0       34,944

 Management Fees                    0             0            0       11,837

 Advertising                    4,147         4,956        4,533        2,328

 Office Expense                18,425        18,345       15,317        2,100

 Utilities                      3,894         3,925        4,012        6,200

 Repairs and Maintenance       10,994        10,887       10,069        4,100

 Insurance                      2,500         2,500        2,500        1,900

 Miscellaneous                  2,777         2,753        2,790        2,100

 Real Estate Taxes             16,802        16,844       19,624       26,787
                            ---------     ---------    ---------    ---------

   TOTAL EXPENSES              59,539        60,210       58,845       92,296
                            ---------     ---------    ---------    ---------

 NET OPERATING INCOME       $  98,230     $ 110,515    $ 112,802    $ 144,438
                            =========     =========    =========    =========

              See Exhibit E and Exhibit F for details concerning Effective Gross Income and Expenses, respectively.

                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                          AND SALES COMPARABLE ANALYSIS
                          -----------------------------


NATIONAL SURVEY
---------------

         Buyers and appraisers of self-storage properties were surveyed during the fourth quarter of 1998 to determine the parameters used in the determination of value for self-storage properties. Uniformly, the participants in the survey observed that self-storage properties were generally purchased based upon the capitalization of current net operating income, as adjusted for any known or expected changes in revenues or operating expenses. Additionally, purchase prices are usually adjusted to reflect deferred maintenance items and other non-recurring costs. The following summarizes primary acquisition criteria observed in the market by survey participants.

                                         Primary
                                       Acquisition         Target Capitalization
                                         Criteria                Rate Range
                                       -----------         ---------------------
Shurgard Storage Centers, Inc.           Cap Rate               9.0% - 10.0%

Storage USA                              Cap Rate               9.0% - 10.0%

Public Storage, Inc.                     Cap Rate               9.0% - 10.0%

Storage Trust                            Cap Rate               9.0% - 10.0%

NATIONAL SALES TRANSACTION SUMMARY
----------------------------------

         Since 1993, Robert A. Stanger & Co., Inc. has maintained a database of self-storage transactions including transactions reported by publicly-traded real estate investment trusts. Such database includes information on transactions involving more than 1,300 properties with a reported purchase price exceeding $3,197,000,000. The average capitalization rate for stabilized properties (properties which have achieved stabilized levels of occupancy) included in such database for the period 1993 to 1998 is 9.06%. More recent transactions during 1997 and 1998 have been completed at comparable capitalization rates, as summarized on the following page.

                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------

              1997-1998 BULK AND MULTI-PROPERTY TRANSACTION SUMMARY


                                                                                            PRICE PER
                            NUMBER OF      TRANSACTION       AGGREGATE     CAPITALIZATION    SQUARE
BUYER                       PROPERTIES        DATES            PRICE           RATE           FOOT
-----                       ----------     -----------       ---------     --------------   ---------
Sovran Self Storage             42          1/97-10/97     $100,800,000        9.62%         $42.71

Storage USA                     39          1/97-10/97      128,800,000        9.46%          50.72

Storage USA                     13          3/97-10/97       25,900,000        8.10%          36.52

Storage USA                      9           7/97-9/97       33,500,000        9.29%          69.15

Storage USA                     45          11/97-1/98      117,300,000        8.02%          46.79

Storage USA                     12           2/98-3/98       26,600,000        9.14%          36.90

Sovran Self Storage             24          11/97-4/98       74,000,000        8.59%          48.50

Sovran Self Storage              4                4/98       17,400,000        9.07%          57.47

Sovran Self Storage              6           4/98-6/98       20,100,000        9.43%          46.42
                               ---                         ------------        ----          ------

TOTAL/AVERAGE                  194                         $544,400,000        9.00%         $48.35
                               ===                         ============        ====          ======


                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------

IDENTIFIED REGIONAL TRANSACTIONS
--------------------------------

         The following summarizes selected data on self-storage properties acquired throughout the region (certain data has been deleted at the request of the respondent in order to maintain confidentiality).


 REGIONAL                                                    SIZE                    CAPITALI-   PRICE PER
TRANSACTION                                 TRANSACTION    RENTABLE      PURCHASE     ZATION      SQUARE
  NUMBER     LOCATION                          DATE          (SF)         PRICE        RATE        FOOT
  ------     -----------------------------  -----------    --------      --------    ---------   ---------

    1.       14 Francis Mooney Drive           1/98        76,175      $5,000,000      I/N/A       $66
             Ridge, New York

    2.       240 Bayshore Blvd.                4/98        34,423       2,749,093       9.7%        80
             North Babylon, New York

    3.       2025 Rte. 112                     6/96        94,714       7,244,211      10.0%        76
             Coram, New York

    4.       3620 Northern Blvd.               9/98       140,323      15,648,000      I/N/A       112
             Long Island City, New York

    5.       270 South River Street            1/97       123,585      13,379,000       8.9%       108
             Hackensack, New Jersey

    6.       412 Harrison Avenue               1/97        28,533       2,953,000       9.5%       103
             Harrison, New Jersey

    7.       101 Paterson Plank Road           1/97       106,775      10,364,000      10.0%        97
             Secaucus, New Jersey

             LOW                                                                        8.9%        42
             HIGH                                                                      10.0%       112
             AVERAGE                                                                    9.6%        92
                                                                                        ===         ==



                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------

SALES COMPARABLE ANALYSIS
-------------------------

         Based upon the above regional data, we observed that the capitalization rate for self-storage properties ranges from 8.9% to 10.0% and averages 9.6% and the cost per square foot ranges from $42 to $112 and averages $92. The subject property, in our opinion, would require a capitalization rate of 9.5% and a cost per square foot of $70 due to its physical condition, location and other factors. The values derived hereunder may be summarized as follows:

         Value at 9.5% Capitalization Rate "As Is" (Rounded)  $1,520,000
                                                              ==========

         Value at $70 Per Square Foot "As Is" (Rounded)       $1,440,000
                                                              ==========

         Use                                                  $1,500,000
                                                              ==========


         We note that the subject property commands an effective gross income per square foot of $11.48 and has expenses per square foot of $4.48 providing estimated stabilized net operating income per square foot of $7.00 per square foot. In our view, a 9.5% capitalization rate and $70 per square foot value appear reasonable.

                                                                       EXHIBIT I
                                                                       ---------

                         DIRECT CAPITALIZATION ANALYSIS
                         ------------------------------


         The capitalization rates as summarized in Exhibit H for regional transactions range from 8.9% to 10.0% and average 9.6%. Furthermore, the capitalization rate derived from the review of national transactions involving more than 1,300 properties with a value of approximately $3.2 billion was 9.06%. Our survey of buyers of self-storage properties indicates that the target range of capitalization rates on net operating income for purchases was 9.0% to 10.0%.

         The subject is an operating 20,625 square foot facility. Due to the condition and location of the facility, and the conservative calculation of net operating income, a capitalization rate of 9.5% was deemed appropriate for the subject property. The valuation may be summarized as follows:


                  Net Operating Income                $   144,438


                  Capitalization Rate                        9.50%
                                                      -----------


                  Value Estimate                      $ 1,520,400


                  Use                                 $ 1,520,000
                                                      ===========

                                                                       EXHIBIT J
                                                                       ---------

                         DISCOUNTED CASH FLOW ANALYSIS
                         -----------------------------


         The assumptions utilized in the discounted cash flow analysis are as follows:

PROJECTION PERIOD:                          10 years

VACANCY & COLLECTION LOSS                   10%

INCOME AND EXPENSE GROWTH RATE:             3% annually. This growth rate
                                            conforms to the 10-year historical
                                            growth in the Consumer Price index
                                            and to growth parameters used by
                                            owners and buyers of self-storage
                                            facilities, adjusted for
                                            expectations based upon demographic
                                            projections.

REVERSIONARY CAPITALIZATION RATE:           10.0%. A premium of 50 basis points
                                            was added to the estimated direct
                                            capitalization rate as described in
                                            Exhibit I.

REVERSION SALES COSTS:                      3%.

DISCOUNT RATE:                              12.0%.  The discount rate was based
                                            upon target rates of return on
                                            industrial properties based upon
                                            surveys prepared by Real Estate
                                            Research Corporation ("RERC") and
                                            Peter F. Korpacz and Associates
                                            ("KORPACZ"). Due to the additional
                                            risk of short-term leases on
                                            self-storage properties versus
                                            longer term leases on industrial
                                            properties, a 100 basis point
                                            premium was added to the average
                                            target rate of return on industrial
                                            properties pursuant to the surveys.
                                            A summary of the target rates of
                                            return pursuant to the surveys is as
                                            follows:

                                                                       EXHIBIT J
                                                                       ---------

                    DISCOUNTED CASH FLOW ANALYSIS (CONTINUED)
                    -----------------------------------------

                                            RERC                  10.90%
                                            KORPACZ               11.15%
                                                                  ------
                                                Average           11.02%
                                                Premium            1.00%
                                                                  ------

                                                Total             12.02%
                                                                  ======


                                                Use               12.00%
                                                                  ======


                                            It should be noted that buyers of
                                            self-storage properties do not place
                                            a primary emphasis on discounted
                                            cash flow analysis.

VALUE CONCLUSION:                           The market value of the Property, as
                                            summarized in the enclosed
                                            discounted cash flow analysis is as
                                            follows:


                                            Value Per Model       $1,516,677


                                            Use                   $1,520,000
                                                                  ==========

                                                                       EXHIBIT K
                                                                       ---------

                                  COST ANALYSIS
                                  -------------

         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay. This approach treats the property as a physical entity that can be separated for valuation purposes into land and improvements.

         In order to analyze the costs associated with the construction of self-storage facilities, we consulted several sources, including but not limited to : ( i) Marshall & Swift Valuation Service; (ii) developers of self-storage properties; (iii) published materials on self-storage construction, and (iv) published materials on real estate markets. Our methodology may be summarized as follows:

REVIEW OF MARSHALL & SWIFT DATA

         Marshall & Swift provides a construction cost data collection service for most property types, including self-storage facilities. Such service is based upon data accumulated for actual development projects and is updated on a monthly basis. The average construction cost per square foot for good quality self-storage facilities in the S-Class (Steel Construction) is $24.77. Such average was utilized as the base building cost per square foot for the subject facility's self-storage space.

         The average base building cost per Marshall & Swift was adjusted for two factors provided by Marshall & Swift. The average self-storage base building cost was adjusted by the current cost multiplier, an index which updates the reported averages for cost changes since the date of the Marshall & Swift study. The current cost multiplier for the average self-storage building cost was 1.02. Secondly, the average building costs (as adjusted by the current cost multiplier) were adjusted by the local cost multiplier, a factor developed by Marshall & Swift to recognize differences in local construction costs between markets. The local cost multiplier for Suffolk County is 1.42.

         Utilizing this data, a construction cost per gross square foot of $35.88 is derived. Applying this construction cost to the gross square footage of the subject (estimated at 21,425 square feet) provides a construction cost estimate of $768,662. In addition to the self-storage buildings, there is a 500 square foot one story wood frame office building. The Base Cost for this type of construction (assuming average quality) is $53.57. The current cost multiplier is 1.06 and the local cost multiplier is 1.44. Therefore, the adjusted cost per square foot for the office building is $81.77 and the total cost is $40,885 ($81.77 x 500 square feet).

         The subject also has an estimated 43,000 square feet of asphalt paving, based on the site plan provided. Based on Marshall & Swift cost ranges, a cost of $3.00 per square foot is considered reasonable for a total of $129,000.

         The cost of construction of the self-storage buildings was estimated to be $768,662. The cost of the office building was estimated to be $40,885. The cost of paving/drive areas at $129,000 was added to the cost of the storage and office buildings for a total construction cost of the improvements of $938,547.

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

ESTIMATED LAND COSTS

         The subject property is located on a 3.045 acre, irregularly-shaped site located on Mill Road in Riverhead, New York.

         Given the property's size, zoning and location, we utilized land sales in the Riverhead area that are located in industrial and commercial zones. There were few land sales available. The sales identified are summarized below:

--------------------------------------------------------------------------------------------------------------------

 SALE #  SALE DATE  LOCATION                      SALE PRICE   SIZE (ACRES)      PRICE PER ACRE         ZONING
 ------  ---------  --------                      ----------   ------------      --------------         ------
--------------------------------------------------------------------------------------------------------------------
   1.       5/98    Commerce Avenue               $255,000        1.08             $236,111        Industrial "A"
                    Riverhead, NY                                                                   (Light Ind.)

   2.       4/98    Old Country Road              $601,500        4.06             $148,153         Business "B"
                    Riverhead, NY

   3.       6/96    Commerce Drive                $200,000        4.68              $42,735         Industrial "A"
                    Riverhead, NY                                                                    (Light Ind.)

   4.       6/96    Commerce Drive                $150,000        3.09              $48,544         Industrial "A"
                    Riverhead, NY                                                                    (Light Ind.)
--------------------------------------------------------------------------------------------------------------------

         The sales ranged in price per acre from $236,111 to $42,735, and averaged $118,886 per acre.

Land Sale 1. This land sale comparable is similar to the subject as it is located in the same zone as the subject. The 1.08 acre lot is located just north of the subject, near the intersection of Old Country Road and Mill Road. The location is superior, on the corner of Commerce Drive and the site is part of a small industrial subdivision. The site is not yet developed. The comparable's location is superior, and a downward adjustment is therefore required. A downward adjustment is also needed for size, as the comparable is smaller than the subject and as the number of units decrease, the value of each unit tends to increase. Overall, this comparable is considered superior to the subject primarily due to location and size.

Land Sale 2. Sold in April 1998, this 4.06 acre commercial property was purchased for the development of a large shopping center anchored by Home Deport. The parcel fronts Old Country Road, east of the intersection of Mill Road. The lot is rectangular in shape. The location is superior to the subject, as it fronts a major road, but the size is generally similar. Overall, the comparable is considered superior to the subject due to location.

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

Land Sale 3. Located on the same industrial subdivision as Land Sale 1, this sale represents the purchase of two lots totaling 4.68 acres. The zone is the same as the subject, but the sale is older, prior to the strong growth in the neighborhood. A upward adjustment is therefore required for market conditions. An upward adjustment is also required for size, because as the number of units (acres) increases, the value of each unit tends to decrease. Overall, this comparable sale is inferior to the subject due to market conditions and size.

Land Sale 4. Located adjacent to Land Sale 3, this sale was also of two lots in the Commerce Drive (formerly Warsaw Drive) industrial subdivision. This sale requires an upward adjustment for market conditions, but no adjustment for size, as it is similar to the subject. Overall, this land sale is inferior to the subject.

         Given the above information and relying primarily on Land Sales 1, 3 and 4 (as adjusted for the factors mentioned above), and based on the overall growth in the immediate area of the subject, we have estimated the subject's land value at $100,000 per acre. The final value is therefore $304,500 or $305,000, rounded.

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

LEASE UP COST FACTORS

         A lease-up cost factor was developed to reflect the costs associated with achieving projected full economic occupancy. The lease-up cost was based upon (i) absorption of space at the rate of 2.5% to 5% per month; (ii) management fees equal to 5% of gross revenues; (iii) other operating expenses equal to 31% of Potential Gross Income plus Other Income; and (iv) a yield requirement equal to 12.0% per annum on development cost. Details of the analysis are described on the following pages:

                                                                       EXHIBIT K
                                                                       ---------
                             LEASE-UP COST ANALYSIS
                             ----------------------
                                     "AS IS"
                                     -------


                                 RENTAL &                                                                TOTAL
               CUMULATIVE          OTHER          MANAGEMENT           OTHER           YIELD ON        LEASE-UP
   MONTH       ABSORPTION       INCOME (1)         FEES (2)         EXPENSES (3)       COST (4)        COST (5)
--------------------------------------------------------------------------------------------------------------------
     1            2.50%            $547             ($27)             ($6,782)         ($12,435)
     2            5.00%           $1,094            ($55)             ($6,782)         ($12,435)
     3            7.50%           $1,641            ($82)             ($6,782)         ($12,435)
     4           10.00%           $2,188            ($109)            ($6,782)         ($12,435)
     5           12.50%           $2,735            ($137)            ($6,782)         ($12,435)
     6           15.00%           $3,282            ($164)            ($6,782)         ($12,435)
     7           20.00%           $4,375            ($219)            ($6,782)         ($12,435)
     8           25.00%           $5,469            ($273)            ($6,782)         ($12,435)
     9           30.00%           $6,563            ($328)            ($6,782)         ($12,435)
    10           35.00%           $7,657            ($383)            ($6,782)         ($12,435)
    11           40.00%           $8,751            ($438)            ($6,782)         ($12,435)
    12           45.00%           $9,845            ($492)            ($6,782)         ($12,435)
    13           50.00%           $10,938           ($547)            ($6,782)         ($12,435)
    14           55.00%           $12,032           ($602)            ($6,782)         ($12,435)
    15           60.00%           $13,126           ($656)            ($6,782)         ($12,435)
    16           65.00%           $14,220           ($711)            ($6,782)         ($12,435)
    17           70.00%           $15,314           ($766)            ($6,782)         ($12,435)
    18           75.00%           $16,408           ($820)            ($6,782)         ($12,435)
    19           77.50%           $16,955           ($848)            ($6,782)         ($12,435)
    20           80.00%           $17,501           ($875)            ($6,782)         ($12,435)
    21           82.50%           $18,048           ($902)            ($6,782)         ($12,435)
    22           85.00%           $18,595           ($930)            ($6,782)         ($12,435)
    23           87.50%           $19,142           ($957)            ($6,782)         ($12,435)
    24           90.00%           $19,689           ($984)            ($6,782)         ($12,435)
                                ---------        --------           ---------         ---------
                 Totals          $153,138         ($7,657)          ($128,854)        ($236,274)      ($219,648)
                                =========        ========           =========         =========       ==========

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

Lease-Up Analysis Footnotes:
----------------------------


(1) Potential Gross Rent was estimated earlier in this report at $257,880. Other income is equal to $4,642 for a total of $262,522. This analysis assumes that the subject is leased up at 2.5% to 5% per month, which results in a 24 month lease-up to stabilized occupancy.

(2)  Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 31% of the Potential Gross Rent plus Other Income, as calculated in Exhibit E. These expenses are estimated at $6,782 per month.

(4) The yield on cost is the expected return on both construction and land costs at 12% per annum until stabilized occupancy is achieved. The total construction cost of the improvements is estimated at $938,547. The land cost estimate of $305,000 is added to achieve a total cost of $1,243,547. A yield of 12% was applied to such cost to derive the yield requirement of the developer of $12,435 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

ENTREPRENEURIAL PROFIT

         A developer's profit (entrepreneurial profit) equal to 15% of total development cost (including lease-up cost) was deemed appropriate based upon our survey of self-storage property developers. Such developers generally agreed that the expected yield on cost, before developers entrepreneurial profit, should approximate 12% to 12.5% of cost and further, that the stabilized value of a property should approximate a minimum of 9.5% to 10.5% capitalization for a newly completed property. The resulting range of developer's profit may be summarized as follows:

Range of Yield on Developers Cost   (A)       12.00%            to       12.50%

Range of Yield on Value                       10.50             to        9.50
                                              -----                      -----

Excess                              (B)        1.50             to        3.00
                                              =====                      =====

Developers Profit Range (B/A)                 12.50%            to       24.00%
                                              ======                     =====

Use                                           15%
                                              ======

DEPRECIATION

         The property was constructed in 1985-1986 and has an actual age of approximately 13 years. The effective age is estimated to be 10 years. The effective age is estimated considering the actual age, reflecting the impact of the overall maintenance and current condition of the property. Steel mini-storage buildings have an economic life of 40 years per Marshall & Swift. The depreciation factor applicable to the improvements is 11%, based on a depreciation tables published by Marshall & Swift. The remaining economic life of the subject is 30 years.

         Based upon a construction cost of the improvements of $938,547, lease-up costs of $219,648 (see "Lease-Up Costs" above) and a developers profit of 15% applied to the construction costs and lease-up costs, the total cost of the improvements, excluding land, was estimated at $1,331,924. Depreciation was estimated at $146,512.

         The Cost Approach for the subject property is summarized on the following page. It should be noted that the cost approach is not generally utilized as a reliable indicator of value by owners and operators of self-storage properties in the marketplace today. The primary emphasis is placed upon the income approach and the direct capitalization of earnings, supported by the sales comparison approach.

                                                                       Exhibit K
                                                                       ---------
                                  Cost Analysis
                                  -------------
                                     "As Is"
                                     -------


Cost Per Square Foot per Marshall & Swift                                   $24.77

Current Cost Multiplier                                                       1.02

Local Cost Multiplier                                                         1.42
                                                                         ---------
Adjusted Cost Per Square Foot                                                35.88

Gross Square Footage                                                        21,425
                                                                         ---------
Construction Cost of Building(s)                                           768,662

Construction Cost of Office Buildings                                       40,885

Cost of Drive/Parking Areas                                                129,000
                                                                         ---------
Total Construction Cost                                                    938,547

Lease Up Cost                                                              219,648

Entrepeneurial Profit                                          15%         219,479

Depreciation                                                   11%        (146,512)

Land Value                                                                 305,000
                                                                         ---------
Total                                                                    1,536,162

Rounded                                                                  1,540,000
                                                                         ---------

                                                                       EXHIBIT L
                                                                       ---------

                                 RECONCILIATION
                                 --------------

         The indicated value "AS IS," in accordance with the direct capitalization and discounted cash flow analysis may be summarized as follows:

         Direct Capitalization Analysis              $ 1,520,000

         Discounted Cash Flow Analysis               $ 1,520,000

         Value Conclusion-Income Approach            $ 1,520,000

         The indicated value "AS IS" in accordance with the Sales Comparison and Cost Approach are as follows:

         Sales Comparison Approach                   $ 1,500,000

         Cost Approach                               $ 1,540,000

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income-producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value. In summary, we have the most confidence in the Income Approach based upon the data available to estimate value.

         In the final value conclusion, the fee simple market value of the subject property "AS IS," as of March 5, 1999 is:

               ONE MILLION, FIVE HUNDRED, TWENTY THOUSAND DOLLARS
               --------------------------------------------------

                                   $1,520,000
                                   ----------



         The subject property is presently improved with a 20,625 net rentable square foot self-storage facility. A 18,150 square foot self-storage space addition is proposed. We have estimated two additional values: the "As Complete" value, as of the date of the completion of construction, and the value "As Complete, As Stabilized". The development of these values are described in the following pages.

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

VALUE "AS COMPLETE, AS STABILIZED"
----------------------------------

         The value of the subject "As Complete, As Stabilized" was determined utilizing the direct capitalization method in the Income Approach, consistent with the "As Is" value conclusion. In order to estimate Net Operating Income, the following analyses were developed: (i) the subject Unit Configuration, "As Complete, As Stabilized"; (ii) Effective Gross Income for the subject "As Complete, As Stabilized"; (iii) expense analysis based on the subject "As Complete, As Stabilized"; and (iv) Net Operating Income "As Complete, As Stabilized".

         The estimated Net Operating Income "As Complete, As Stabilized" is $231,332. A capitalization rate of 9.5%, consistent with the "As Is" value estimate was utilized to estimate the value "As Complete, As Stabilized" as follows:


                  Net Operating Income                        $  265,406

                  Capitalization Rate                               9.50%
                                                              ----------

                  Value Estimate                              $2,793,747

                  Use                                         $2,790,000
                                                              ==========

         A Lease-Up analysis included as part of the "As Complete" value was completed. The additions total 18,150 square feet. Per Liberty management, construction is expected to be completed by July 1, 1999. A lease-up period of 12 months, assuming an absorption rate of approximately 2,000 net square feet per month for the first four months (July, August, September and October 1999), 1,500 square feet in November 1999 and 1,000 square feet per month thereafter to stabilized occupancy (90% or 16,335 square feet) was projected. The lease-up will be complete by July 1, 2000. Therefore, the above value "As Complete, As Stabilized" is as of July 1, 2000.

                                                                     EXHIBIT L
                                                                     ---------
                              UNIT CONFIGURATION
                              ------------------
                         "AS COMPLETE, AS STABILIZED"
                         ----------------------------

                                            UNIT          NUMBER
        DIMENSIONS      DESCRIPTION         SIZE        OF UNITS     TOTAL S.F.
-------------------------------------------------------------------------------
       5    x      5   5 Foot Height          25            30             750
       5    x      5     Standard             25             9             225
       5    x     10                          50            94           4,700
      10    x     10                         100            56           5,600
      10    x     15                         150            86          12,900
      10    x     20                         200            63          12,600
      10    x     40                         400             5           2,000
                                                           ---          ------
                                                           343          38,775

                                                                       EXHIBIT L
                                                                       ---------
           MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
           ----------------------------------------------------------
                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------


                                                           COMPARABLE 1              COMPARABLE 2             COMPARABLE 3
                                                           ------------              ------------             ------------

===================================================================================================================================
NAME OF PROPERTY                                            PECONIC MINI             QUICK STORAGE            EAST MORICHES
Ranking                                                       Superior                  Inferior                 Similar
                                                                I/N/A                     95%                      94%
OCCUPANCY RATE


                                           UNIT              PER                      PER                     PER
       UNIT TYPE       DESCRIPTION        SIZE (S.F.)        MO.         PSF          MO.         PSF         MO.          PSF
       ---------       -----------        -----------        ---         ---          ---         ---         ---          ---

       5    x      5   5 Foot Height              25
       5    x      5     Standard                 25          50        2.00           40        1.60          40         1.60
       5    x     10                              50          80        1.60           55        1.10          60         1.20
      10    x     10                             100         110        1.10           95        0.95         105         1.05
      10    x     15                             150                                  125        0.83         150         1.00
      10    x     20                             200         280        1.40          150        0.75         190
      10    x     40                             400

                                      COMPARABLE 4
                                      ------------

=================================================================================================================================
NAME OF PROPERTY                       STORAGE USA
Ranking                                 Superior
                                           85%
OCCUPANCY RATE
                                                                                         -- SUBJECT --
                                                                =================================================================
                                                 PER                    QUOTED
       UNIT TYPE       DESCRIPTION               MO.         PSF      RATE/MO.         USE          PSF       UNITS         TOTAL
       ---------       -----------               ---         ---      --------         ---          ---       -----         -----

       5    x      5   5 Foot Height                             $25         $25        $1.00          30          $750
       5    x      5     Standard       47        1.88            45          45         1.80           9           405
       5    x     10                    83        1.66            65          65         1.30          94         6,110
      10    x     10                   119        1.19           110         110         1.10          56         6,160
      10    x     15                   167        1.11           150         150         1.00          86        12,900
      10    x     20                   193                       185         185         0.93          63        11,655
      10    x     40                                             350         350         0.88           5         1,750
                                                                                                      ---       -------
                                                                                                      343        39,730
                                                                                                      ===          x 12
                                                                                                                -------
                                                                     GROSS POTENTIAL RENT                       476,760

                                                                     VACANCY                           10%      (47,676)
                                                                                                                -------
                                                                     EFFECTIVE GROSS RENT                       429,084

                                                                     OTHER INCOME                       2%        8,582
                                                                                                                -------
                                                                     EFFECTIVE GROSS INCOME                     437,666
                                                                                                                -------

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

OCCUPANCY:
----------

         Overall economic vacancy was estimated to be 90% in the "As Is" value estimate. The same overall vacancy rate is utilized in the "As Complete, As Stabilized" value estimate.

OTHER INCOME:
-------------

         The estimate of Effective Gross Income "As Complete, As Stabilized" includes Other Income equal to 2% of Effective Gross Rent, consistent with the "As Is" value estimate.

                                                                       EXHIBIT L
                                                                       ---------
                                EXPENSE ANALYSIS
                                ----------------
                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------


                                                                                                        PROJECTED
                                           1995                 1996                 1997              FIRST YEAR
-------------------------------------------------------------------------------------------------------------------------------

Payroll & Benefits                                   $0                   $0                   $0               $34,944  (A)

Management Fees                                       0                    0                    0                21,883  (B)

Advertising                                       4,147                4,956                4,533                 2,328  (C)

Office Expense                                   18,425               18,345               15,317                 3,900  (D)

Utilities                                         3,894                3,925                4,012                11,600  (E)

Repairs & Maintenance                            10,994               10,887               10,069                 7,800  (F)

Insurance                                         2,500                2,500                2,500                 2,500  (G)

Miscellaneous                                     2,777                2,753                2,790                 3,900  (H)

Real Estate Taxes                                16,802               16,844               19,624                83,405  (I)
                                                                                          -------              --------

Total Expenses                                  $59,539              $60,210              $58,845              $172,260  (J)
                                                -------              -------              -------              --------

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

Footnotes:
----------

(A) Payroll and benefits were estimated at $10 per hour for a full-time manager at forty hours per week and $8 per hour for a part-time assistant manager at twenty hours per week plus benefits at 20%.

(B) Management fees were based upon 5% of effective gross income, consistent with industry practice.

(C) Advertising cost was based upon the projected cost of Yellow Pages advertisement for the area (projected at approximately $194 per month).

(D) Office expense was based upon an estimated charge equal to 10(cent) per rentable square foot, consistent With expenditures at comparable facilities.

(E) Utilities expense were estimated at approximately 30(cent) per square foot of storage space. Such amount is consistent with expenditures incurred at comparable facilities.

(F) Repairs and maintenance expenses were estimated at 20(cent) per rentable square foot consistent with expenditures incurred at comparable facilities.

(G) Insurance expense was increased from the "As Is" value estimate to $2,500.

(H) Miscellaneous expenses were based upon 10(cent) per rentable square foot consistent with expenditures at comparable facilities.

(I) Taxes were re-set based upon an effective tax rate of $2.9894 per $100 of assessed value and an assessment equal to the "As Complete, As Stabilized" value.

(J) We further observe that total expenses approximate 39% of revenues. Self-storage properties with stabilized occupancy typically show expense ratios of 30% to 40%. The subject is at the top end of the range due primarily to the large tax re-set.

                                                                       EXHIBIT L
                                                                       ---------
                        NET OPERATING INCOME CALCULATION
                        --------------------------------
                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------

                                                                                                        PROJECTED
                                           1995                 1996                 1997              FIRST YEAR
------------------------------------------------------------------------------------------------------------------------

INCOME:
-------

Gross Potential Rent                                                                                           $476,760

Vacancy & Credit Loss                                                                                           (47,676)
                                                                                                               --------

Gross Rent                                                                                                      429,084

Other Income                                                                                                      8,582
                                                                                                               --------

Effective Gross Income                          157,769              170,725              171,647               437,666

EXPENSES:
---------

Payroll & Benefits                                                                                               34,944

Management Fees                                                                                                  21,883

Advertising                                       4,147                4,956                4,533                 2,328

Office Expense                                   18,425               18,345               15,317                 3,900

Utilities                                         3,894                3,925                4,012                11,600

Repairs & Maintenance                            10,994               10,887               10,069                 7,800

Insurance                                         2,500                2,500                2,500                 2,500

Miscellaneous                                     2,777                2,753                2,790                 3,900

Real Estate Taxes                                16,802               16,844               19,624                83,405
                                                -------             --------             --------              --------
Total Expenses                                   59,539               60,210               58,845               172,260
                                                -------             --------             --------              --------

Net Operating Income                            $98,230             $110,515             $112,802              $265,406
                                                -------             --------             --------              --------

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

VALUE "AS COMPLETE"
-------------------

         The value "As Complete" is as of the date of the completion of construction, which is estimated by Liberty management to be July 1, 1999.

         The "As Complete" value is the "As Completed, As Stabilized" value minus the cost of lease-up. The "As Complete, As Stabilized" value was determined to be $2,790,000. In the following Lease-Up Cost Analysis, the cost of lease-up is shown to be $48,516. The value "As Complete" as of July 1, 1999 after deduction of these lease-up costs and rounding is:


                  Value "As Complete"                         $2,740,000
                                                              ==========

         Details of the Lease-Up Cost Analysis are on the following pages.

                                                                       EXHIBIT L
                                                                       ---------

                             LEASE-UP COST ANALYSIS
                             ----------------------
                                 "AS COMPLETE"
                                 -------------


                                                          RENTAL &                                                      TOTAL
                    MONTHLY            CUMULATIVE          OTHER       MANAGEMENT        OTHER           YIELD ON     LEASE-UP
   MONTH       ABSORPTION (S.F.)   ABSORPTION (S.F.)     INCOME (1)     FEES (2)     EXPENSES (3)        COST (4)     COST (5)
------------------------------------------------------------------------------------------------------------------------------------
  Jul-99             2,000                2,000            $2,086        ($104)        ($5,869)         ($8,400)
  Aug-99             2,000                4,000             4,172        (209)          (5,869)          (8,400)
  Sep-99             2,000                6,000             6,258        (313)          (5,869)          (8,400)
  Oct-99             2,000                8,000             8,345        (417)          (5,869)          (8,400)
  Nov-99             1,500                9,500             9,909        (495)          (5,869)          (8,400)
  Dec-99             1,000               10,500            10,952        (548)          (5,869)          (8,400)
  Jan-00             1,000               11,500            11,995        (600)          (5,869)          (8,400)
  Feb-00             1,000               12,500            13,038        (652)          (5,869)          (8,400)
  Mar-00             1,000               13,500            14,081        (704)          (5,869)          (8,400)
  Apr-00             1,000               14,500            15,125        (756)          (5,869)          (8,400)
  May-00             1,000               15,500            16,168        (808)          (5,869)          (8,400)
  Jun-00               835               16,335            17,039        (852)          (5,869)          (8,400)
                    ------                              ---------    --------          -------         --------
  Totals            16,335                                129,169      (6,458)         (70,426)        (100,800)     (48,516)
                    ======                              =========    ========          =======         ========      =======


                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

Lease-Up Analysis Footnotes:
----------------------------




(1) Potential Gross Rent was estimated earlier in the "As Complete, As Stabilized" value at $476,760. Other Income is equal to $8,582 for total gross revenue of $485,342, which equals $12.52 per square foot per year or approximately $1.04 per square foot per month. This analysis assumes that the subject is leased up at 2,000 square feet per month for the first four months, 1,500 square feet for one month and 1,000 square feet thereafter to 16,335 square feet, which is 90% of the 18,150 square foot addition. Based on this lease-up rate, the addition will be leased-up fully by July 1, 2000.

(2)      Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 31% of the addition's proportionate share of Potential Gross Rent plus Other Income. These expenses are estimated at $5,869 per month.

(4) The yield on cost is the expected return on construction cost at 12% per annum until stabilized occupancy is achieved. The total construction cost of the addition is estimated as follows: $35.88 construction cost per square foot per Marshall & Swift, calculated the Cost Approach earlier, plus 15% entrepreneurial profit, which increases the cost per square foot to $41.26. The proposed construction is 20,275 gross square feet in size and the total construction cost is estimated to be $836,547 rounded to $840,000. A yield of 12% was applied to such cost to derive the yield requirement of the developer of $8,400 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT M
                                                                       ---------

                             AGREEMENT FOR SERVICES
                             ----------------------

                                    AGREEMENT
                                    ---------

         This Agreement is made as of April 16, 1999 by and between Robert A. Stanger & Co., Inc., with offices at 1129 Broad Street, Shrewsbury, New Jersey 07702 ("Stanger"), and Provident Bank (collectively "the Company"), with offices at 1111 Superior Avenue, Cleveland, Ohio 44114 and Liberty Self-Stor, Ltd. ("Liberty") with offices at 8500 Station Street, Suite 100, Mentor, Ohio 44060.

         WHEREAS, the Company wishes to retain Stanger to appraise certain self-storage facilities which are owned by or under contract of purchase by Liberty and which may be financed by the Company;

         WHEREAS, Stanger is willing to provide such services in accordance with the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

         1. APPRAISAL SERVICES: Subject to the provisions of this Agreement, Stanger will furnish to the Company limited summary appraisal reports (the "Reports") including certain modifications as requested by the Company for each property identified in Exhibit A hereto (the "Properties"). The Reports shall be addressed to the Company. Such Reports will be delivered on or before April 23, 1999.

         Stanger's Reports will be certified by a Member of the Appraisal Institute and will be based in part upon its review of the following information, which has already been provided by Liberty:

         (a) Property descriptive information (including age, size, unit configurations, land area, etc.);

         (b) Financial schedules detailing individual property operating results and capital expenditures for 1996, 1997 and 1998, current year operating budgets, year-to-date actual results and capital budgets to the extent available;

         (c) Property acquisition information, including date, price and terms and available information on any sales transactions involving the Properties occurring within the past three years;

         (d) Occupancy and rental rate information for each Property for 1996, 1997, 1998 and year to date 1999, and management surveys as available of recent rental rates and occupancy among properties which compete in local markets with the subject Properties;

         (e) Available information on any purchases and/or sales of self-storage properties transacted by the owner or manager of the Properties over the past twelve months;

         (f) Copies of all recent property site inspection reports prepared by organizations other than Stanger;

         (g) Information, as available, from current management of the Properties concerning potentially competing properties planned for construction or under development in the local market where the Property is located; and

         (h) Information provided by Liberty regarding subject properties under construction, redevelopment or expansion including the timing of expected construction, unit mix, and other features.

         In addition to reviewing the above, Stanger representatives will perform site inspections of each Property for each Report and gather supplementary information on the local real estate markets as it deems necessary.

         In connection with Stanger's activities on behalf of the Company, the Company agrees to furnish to Stanger, or request that Liberty furnish to Stanger, all reasonably available information and data regarding the Properties in its possession which Stanger reasonably deems appropriate (the
"Information").

         2. SCOPE OF REPORTS: The purpose of the Reports referred to above is to estimate the market value of the Properties "As Is". Additionally, value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized" will be included. Stanger will render to the Company Reports which complies with USPAP and FIRREA for each property which will include: a description of the purpose, scope and function of the Report, a definition of market value, an explanation of the appraisal methodology used, a description and market area overview, demographic analysis, real estate tax analysis, market rental rate and gross potential income analysis, expense analysis, net operating income analysis, survey of buyers of self storage properties and sales comparable analysis, cost analysis, direct capitalization analysis, discounted cash flow analysis, and a value reconciliation and conclusion.

         3. PAYMENT: The fee for each report shall be $4,500 for each property. Such fee shall be paid by the Company to Stanger. However, payment for the Riverhead, New York and Dayton, Ohio properties will be made directly to Stanger by Liberty, based on previous agreements.

         The Company shall also reimburse Stanger for any out-of-pocket expenses incurred for travel, meals, lodging, data and communication. Such expenses shall be billed with the appraisal fee.

         4. CONFIDENTIALITY: Any information submitted by the Company or by Liberty to Stanger in connection with its review and Reports as set forth in Section 1 which is not otherwise publicly available shall be kept confidential by Stanger and shall not be released to any other person, unless required by law, without the prior written consent of the Company and Liberty.

         5. USE OF REPORTS: The Reports to be provided by Stanger are intended to be relied upon and utilized by the Company in connection with the financing of such Properties. The Reports may be utilized by and relied on by other lenders participating in such financing. The Reports shall not be reproduced or excerpted in any securities offering document or used for any other purposes without the prior written consent of Stanger.

         6. RESPONSIBILITIES: Stanger assumes no responsibility under this Agreement other than to render the services outlined in Section 1. Stanger shall not be liable for any error in judgment or act or omission provided that it has acted in good faith, with reasonable care and not in violation of applicable law. Notwithstanding any provision hereof to the contrary, nothing herein shall constitute a waiver by, or limitation of, the Company of any right or remedy afforded by Federal or state securities laws. No third party shall have any rights against Stanger by reason of this Agreement and Stanger's services in connection herewith.

         If Stanger personnel are requested by the Company to testify in any proceeding relating to the Reports or the services rendered under this contract, the Company agrees that it shall compensate Stanger at a rate equal to its then customary hourly rate for such individual as a consultant and expert, for whatever time such individual is requested by the Company or otherwise required to devote to such work.

         7. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the terms hereof shall not be waived, amended or modified in any respect except by written agreement, signed by the parties hereto. No assignment of this Agreement or any rights hereunder shall be effective without the prior written consent of all parties. Nothing herein shall constitute either party as the agent or representative of the other party. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ROBERT A. STANGER & CO., INC.               PROVIDENT BANK


BY:__________________________               BY:_____________________
       Robert Gagliano                         (signature)
       Vice President

                                         ____________________________
                                         (print name)


                                         ____________________________
                                         (title)


LIBERTY SELF-STOR LTD.


BY:_______________________


__________________________
(print name)

__________________________
(title)

                                                                       EXHIBIT A



                                  PROPERTY LIST
                                  -------------


1.   1040 Horton's Lane             62,655 square foot self-storage/warehouse
     Southold, New York 11971       facility. 11,610 square foot expansion
                                    planned.

2.   99 Mill Road                   20,625 square foot self-storage facility
     Riverhead, New York 11901      known as Storage Town East, under contract
                                    of purchase by Liberty. 18,150 square foot expansion planned.

3.   3785 Shihloh Springs Road      19,550 square foot self-storage facility
     Dayton, Ohio 45426             with 27,700 square foot expansion.